FOR IMMEDIATE RELEASE

News

June 8, 2006

Nasdaq SmallCap - GTIM

GOOD TIMES RESTAURANTS ANNOUNCES MANDATORY

CONVERSION OF SERIES B CONVERTIBLE PREFERRED STOCK

(GOLDEN, CO) Good Times Restaurants Inc. (Nasdaq: GTIM) announced today that on June 8, 2006 it exercised its mandatory conversion right under the terms of the Company's Series B Convertible Preferred Stock to convert all 1,240,000 shares of the preferred stock into 1,240,000 shares of common stock. As part of the conversion Good Times will pay accrued dividends on the preferred stock totaling approximately $35,000. The shares of preferred stock were issued by the Company in a private placement on February 10, 2005.

The issuance of the shares of common stock in the conversion was not registered under the Securities Act of 1933 or any state securities laws, and the shares may not be offered or sold in the United States except pursuant to a registration statement or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Good Times Burgers & Frozen Custard has 44 restaurants, mostly in Colorado serving high quality, 100% all natural Coleman beef burgers, chicken sandwiches, and fresh frozen custard.

This press release contains forward looking statements within the meaning of federal securities laws. The word "will" and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause Good Times' actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the "Risk Factors" section of Good Times' Annual Report on Form 10-KSB for the fiscal year ended September 30, 2005 filed with the SEC. Although Good Times may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:

Good Times Restaurants Inc.

Boyd E. Hoback, President and CEO, 303/384-1411

Christi Pennington, Executive Assistant, 303/384-1440